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                     July 1, 2021

       Stephen Vogel
       Chief Executive Officer and Chairman of the Board
       Tuscan Holdings Corp.
       135 E. 57th Street, 18th Floor
       New York, New York 10022

                                                        Re: Tuscan Holdings
Corp.
                                                            Revised Preliminary
Proxy Statement on Schedule 14A
                                                            Filed June 30, 2021
                                                            File No. 001-38826

       Dear Mr. Vogel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Alan Annex